Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports Fourth Quarter and Full Year 2010 Results

Fourth Quarter Revenue of $65 Million; Annual Revenue of $265 Million

Offshore Revenue Grows 21% from Q3 and Now Represents 18% of Total

DENVER, CO — February 22, 2011 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the fourth quarter and full year ended December 31, 2010.  The Company reported fourth quarter 2010 revenue of $64.7 million and annual revenue of $265.4 million.  Net loss was $0.44 per share in the fourth quarter of 2010 and $1.30 per share for the year ended December 31, 2010.

The Company continued to execute on its three point strategy: expanding offshore, rationalizing U.S. operations, and reducing its Canadian exposure. Fourth quarter revenue from offshore facilities grew 22% vs. the third quarter of 2010 and 155% vs. the fourth quarter of 2009.  The offshore operations also returned to profitability with a gross margin of 6% in the fourth quarter of 2010. During the quarter, the Company consolidated two U.S. sites in Greeley and Grand Junction, Colorado, and announced the ramp-down of its Alexandria, Louisiana facility, which will result in future utilization and margin improvements. Also in the quarter, the Company completed the closure of its Sarnia, Ontario site announced earlier in 2010 leaving only three sites in its Canadian operation. All three of these initiatives are intended to increase offshore delivery capacity and restore profitability through utilization and margin improvements.

Financial Highlights

Fourth quarter 2010 revenue decreased 1.4% compared to the third quarter of 2010, and 10.8% compared to the fourth quarter of 2009.  For the full year, revenue decreased 8.2% from $289 million in 2009.  The decline from 2009 was due to six North American site closures during 2010, the ramp-down of another site that closed in early 2011, and lower North American wireless and wireline volumes.  Revenue was down slightly from third quarter 2010, due to site closures and consolidations, partially offset by offshore segment growth, which expanded by $2.1 million, or 21%, compared to the third quarter of 2010.

Gross margin was 9.7% in the fourth quarter of 2010, compared to 10.1% in the third quarter of 2010, and 16.2% for the fourth quarter of 2009.  The decline from 2009 was driven by the North American site closures, lower North American call volumes and the ramp-up of two new offshore locations.  The decrease compared to last quarter, was a result of the ramp-down of sites in Sarnia, Ontario, Alexandria, Louisiana, Greeley and Grand Junction, Colorado, as well as approximately $0.3 million in severance expense, resulting from Company-wide reductions to site overhead costs.  The offshore segment turned profitable, delivering 6% gross margin in the fourth quarter compared to a loss of 3.9% last quarter.

SG&A expense for the quarter totaled $11.8 million, compared to $10.3 million in the third quarter of 2010, and $11.5 million in the fourth quarter of 2009.  The increase from third quarter 2010 was due primarily to $0.9 million of severance costs associated with measures to reduce future SG&A expense.

The Company reported a fourth quarter 2010 operating loss before impairment and restructuring charges of $5.5 million and adjusted EBITDA of negative $0.7 million, compared to a third quarter 2010 operating loss before impairment and restructuring of $3.7 million and adjusted EBITDA of $1.1 million.  The Company had a net loss of $6.6 million, or $0.44 per share, during the fourth quarter of 2010.  The current quarter net loss compares to a net loss of $4.5 million, or $0.30 per share, in the third quarter of 2010, and net income of $0.9 million, or $0.06 per share, in the fourth quarter of 2009.  Net loss for the full year 2010 was $1.30 per share compared to net income from continuing operations of $0.00 per share in 2009.

The Company ended 2010 with approximately $18.7 million in cash and cash equivalents and no debt.  The Company also had $3.2 million and $16.9 million in capital expenditures during the quarter and year ended December 31, 2010, respectively.

Operational Highlights

Full Year 2010

During the year, the Company:

•                  Expanded its offshore platform by:

•                  Opening a 440-seat facility in Costa Rica.

•                  Launching its second facility in the Philippines equipped with 2,100 agent seats and the potential for future expansion of an additional 1,000 seats.

•                  More than tripling the number of FTEs in its offshore centers from approximately 600 in the fourth quarter of 2009 to nearly 2,100 in the fourth quarter of 2010.

•                  Strengthened its management team by hiring experienced call center industry leaders to fill the EVP, Chief Operating Officer and SVP, Sales and Marketing roles.

•                  Closed six North American sites, and announced the ramp-down of one more in the first quarter of 2011.

•                  Expanded into new verticals with clients in the cable, online retail and social media segments.

•                  Launched its second generation home agent platform, called StarTek@Home.

•                  Appointed two new members to its Board of Directors.

Q4 2010 and Recent Events

During the fourth quarter of 2010 and thus far in 2011, the Company:

•                  Continued its offshore expansion efforts by growing offshore FTEs by over 30% to nearly 2,100 for the fourth quarter.

•                  Consolidated sites in Greeley, Colorado and Grand Junction, Colorado, closed its site in Sarnia, Ontario and ramped down a site in Alexandria, Louisiana.

•                  Reduced its annual SG&A overhead cost structure by approximately $4 million.

•                  Hired call center industry veteran Shelia Fisher as SVP, Sales and Marketing.

•                  Signed three new agreements for approximately 250 FTEs.

“We ended 2010 with a strong offshore operation, which continues to expand in terms of headcount, revenue and gross margin,” stated Larry Jones, StarTek President and CEO.  “We are excited about our new sales leadership which we believe will allow us to continue to expand into new verticals and partner with new clients,” concluded Jones.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further, a visual presentation will accompany the Company’s earnings call which may be found on the Company’s website.  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, February 22, 2011, to discuss the fourth quarter and full year 2010 financial results, at 9:00 a.m. MST (11:00 a.m. EST).  To participate in the teleconference, please call toll-free 866-543-6411 (or 617-213-8900 for international callers) and enter “22453553”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading customer experience expert in the business process outsourcing industry.  Our clients rely on us to ensure a great customer experience resulting in improved customer satisfaction and retention and an increase in revenue and cost efficiencies for our clients.  StarTek has the platforms and the expertise to compete with the largest companies but we remain small enough to focus on partnering with our clients to develop creative solutions that fit their unique needs.  StarTek’s comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. Our company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has delivery centers onshore in North America, near shore in Costa Rica, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results, inability to renew or replace sources of capital funding and, should we make acquisitions, the effective and timely integration of such acquisitions.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s businesses, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue	$64,692	$72,517	$265,376	$288,980
Cost of services	58,393	60,742	237,672	239,879
Gross profit	6,299	11,775	27,704	49,101
Selling, general and administrative expenses	11,796	11,531	43,281	43,196
Impairment losses and restructuring charges	1,621	—	2,835	6,437
Operating (loss) income	(7,118)	244	(18,412)	(532)
Net interest and other income (expense)	30	6	273	(210)
(Loss) income from continuing operations before income taxes	(7,088)	250	(18,139)	(742)
Income tax (benefit) expense	(526)	(625)	1,244	(751)
Net (loss) income from continuing operations	(6,562)	875	(19,383)	9
Income from discontinued operations, net of tax	—	—	—	4,640
Net (loss) income	$(6,562)	$875	$(19,383)	$4,649

Basic net (loss) income per share from:
Continuing operations	$(0.44)	$0.06	$(1.30)	$0.00
Discontinued operations	—	—	—	0.31
Net (loss) income	$(0.44)	$0.06	$(1.30)	$0.31

Diluted net (loss) income per share from:
Continuing operations	$(0.44)	$0.06	$(1.30)	$0.00
Discontinued operations	—	—	—	0.31
Net (loss) income	$(0.44)	$0.06	$(1.30)	$0.31

Weighted average shares outstanding
Basic	14,964	14,823	14,903	14,792
Diluted	14,964	14,971	14,903	14,837

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash, cash equivalents and investments	$18,740	$20,091
Trade accounts receivable	47,210	50,521
Other current assets	11,939	14,794
Total current assets	77,889	85,406

Property, plant and equipment, net	46,930	58,045
Other assets	7,936	5,617
Total assets	$132,755	$149,068

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$27,665	24,973
Other liabilities	4,443	7,379
Total liabilities	32,108	32,352

Stockholders’ equity	100,647	116,716
Total liabilities and stockholders’ equity	$132,755	$149,068

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating Activities
Net (loss) income	$(6,562)	$875	$(19,383)	$4,649
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,325	4,169	17,155	15,977
Impairment losses	1,049	—	4,112	1,756
Non-cash compensation cost	523	550	2,108	1,987
Changes in operating assets & liabilities and other, net	943	(2,529)	10,755	(8,715)
Net cash provided by operating activities	278	3,065	14,747	15,654

Investing Activities
Proceeds from investments available for sale, net	—	(2)	606	8,019
Purchases of property, plant and equipment	(3,193)	(4,102)	(16,942)	(14,683)
Proceeds from note receivable	135	—	245	—
Proceeds from the sale of discontinued operations	—	—	—	7,075
Net cash (used in) provided by investing activities	(3,058)	(4,104)	(16,091)	411
Financing Activities
Payments on borrowings	—	—	—	(6,855)
Other financing, net	122	(3)	268	6
Net cash provided by (used in) financing activities	122	(3)	268	(6,849)
Effect of exchange rate changes on cash	84	170	225	795
Net (decrease) increase in cash and cash equivalents	(2,574)	(872)	(851)	10,011
Cash and cash equivalents (not including investments) at beginning of period	21,314	20,463	19,591	9,580
Cash and cash equivalents (not including investments) at end of period	$18,740	$19,591	$18,740	$19,591

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(unaudited)

The information presented in this press release reports 1) operating loss excluding impairment and restructuring charges and 2) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest expense, impairment and restructuring charges, depreciation expense and stock compensation expense.  The following tables provide reconciliations of adjusted operating loss to operating loss calculated in accordance with GAAP and EBIDTA to net income calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Operating loss excluding impairment and restructuring charges:

	Three Months Ended December 31, 2010				Three Months Ended September 30, 2010
	GAAP	Adj.		Non- GAAP	GAAP	Adj.		Non- GAAP
Revenue	$64,692			$64,692	$65,598			$65,598
Cost of services	58,393			58,393	58,964			58,964
Gross profit	6,299			6,299	6,634			6,634
Gross margin	9.7%			9.7%	10.1%			10.1%
Selling, general & administrative expenses	11,796			11,796	10,327			10,327
Impairment losses and restructuring charges	1,621	(1,621	)(a)	—	450	(450	)(a)	—
Operating loss	$(7,118)			$(5,497)	$(4,143)			$(3,693)

(a)       Adjustment to subtract impairment and restructuring charges.

Adjusted EBITDA:

	Three Months Ended
	December 31, 2010	September 30, 2010
Net loss	$(6,562)	$(4,482)
Income tax expense	(526)	368
Interest income	(32)	(16)
Impairment losses and restructuring charges	1,621	450
Depreciation expense	4,325	4,250
Stock compensation expense	523	561
Adjusted EBITDA	$(651)	$1,131